Exhibit 23.2

CONSENT OF MINE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the incorporation by reference of all references to our firm and to the estimates of mineralized material of Pershing Gold Corporation (the “Company”), which are set forth in this Annual Report on Form 10-K filed March 28, 2018, into the Company’s Registration Statements on Forms S-3 (File Nos. 333-179073, 333-192317, 333-198438, 333-198597, 333-200739, 333-204717, 333-210644, 333-211297, 333-211299 and 333-211910) and Form S-1 (File No. 333-222612), or in any prospectuses or amendments or supplements thereto. We also consent to the reference to us under the heading “Experts” in such Registration Statements and any prospectuses or amendments or supplements thereto.

Dated: March 28, 2018

Mine Development Associates, Inc.

/s/ Paul Tietz
Name: Paul Tietz
Title: Senior Geologist